CONSENT OF INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 28, 2010, relating to the consolidated balance sheets of DigitalTown, Inc. and its subsidiary as of February 28, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, appearing in the Annual Report on Form 10-K of DigitalTown, Inc. for the year ended February 28, 2010 and 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

Edina, Minnesota

December 22, 2010